AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
AGREEMENT, dated as of July 8, 2026 among Mark E. Jones, Robyn Jones, The Mark and Robyn Jones Descendants Trust 2014, The Lanni Elaine Romney Family Trust 2014, The Lindy Jean Langston Family Trust 2014, The Camille LaVaun Peterson Family Trust 2014, The Desiree Robyn Coleman Family Trust 2014, The Adrienne Morgan Jones Family Trust 2014, The Mark Evan Jones, Jr. Family Trust 2014, Serena Jones, Lanni Romney, Lindy Langston, Camille Peterson, Desiree Coleman, Adrienne Jones, Mark E. Jones, Jr., and Texas Wasatch Insurance Partners, L.P. (each, together with his, her or its permitted transferees pursuant to Section 8.02(c) of the Amended and Restated Limited Liability Company Agreement of Goosehead Financial, LLC, a “Holder,” and together, the “Holders”) and Goosehead Insurance, Inc. (“Pubco”).
WHEREAS, on May 1, 2018, Pubco consummated an initial public offering (the “IPO”) of its Class A Common Stock, par value $0.01 per share (“Class A Common Stock”);
WHEREAS, in connection with the IPO, Pubco became the managing member of Goosehead Financial, LLC (the “Company”) and, pursuant to a reorganization agreement, immediately prior to the IPO, the Holders and the other holders of equity in the Company received new units (the “LLC Units”) in the Company, with the exception of Pubco and its wholly-owned subsidiaries, and an equivalent number of shares of Class B Common Stock, par value $0.01 per share, of Pubco (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”); and
WHEREAS, the Holders desire to effect an agreement that during any period following the completion of the IPO where the Holders meet the Substantial Ownership Requirement (as defined below), approval by the Holders will be required for certain corporate actions and the Holders will have certain designation rights with respect to nominees to the Board of Directors (as defined below).
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
STOCKHOLDER RIGHTS AND RESTRICTIONS
Section 1.1. Approval for Certain Corporate Actions. Until the Substantial Ownership Requirement is no longer met, Pubco shall not permit the occurrence of the following matters relating to Pubco without first receiving the approval of the Holders holding a majority of the shares of Class B Common Stock held by the Holders as evidenced by a written resolution or consent in lieu thereof:
(a)    any transaction or series of related transactions resulting in the merger, consolidation or sale of all, or substantially all, of the assets of the Company and its subsidiaries, or any acquisition or disposition of any asset for consideration in excess of 15% of the Total Assets (as defined below) of Pubco and its subsidiaries;

(b)    any issuance of equity securities, or any other ownership interests, of Pubco or any of its subsidiaries, other than under any equity incentive plan that has received the prior approval of the Board of Directors, for consideration exceeding $50 million;
(c)    any amendments to the certificate of incorporation or any Board of Directors-initiated amendments to the bylaws of Pubco;
(d)    entering into any material new line of business that is not similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of Pubco’s existing business activities;
(e)    any change in the size of the Board of Directors;
(f)    any compensation or benefits decisions relating to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel or Controller, including adopting or modifying any plans relating to any incentive securities or employee benefit plans or granting incentive securities or benefits to any such individuals under any existing plans; or
(g)    any agreement or commitment with respect to any of the foregoing.
For the avoidance of doubt, this Section shall not prevent Pubco from taking any of the actions set forth in any of the foregoing subsections (a)–(g) in the event that the Board of Directors should reasonably determine that permitting such action without first receiving the approval of the Holders holding a majority of the shares of Class B Common Stock held by the Holders is necessary to comply with its fiduciary duties under Delaware law. If the Board of Directors determines to cause Pubco to take any action described in subsections (a)–(g) above without having received the approval contemplated by this Section, it shall provide the Holders with reasonable notice and a reasonable opportunity to be heard at a meeting of the Board of Directors before such action is authorized, unless the Board of Directors reasonably determines that doing otherwise is necessary to comply with its fiduciary duties under Delaware law.
Section 1.2. Composition of the Board. Until the Substantial Ownership Requirement is no longer met, the Holders holding a majority of the shares of Class B Common Stock held by the Holders may, by means of a written resolution or consent in lieu thereof, designate nominees for a majority of the members of the Board of Directors, including the Chair of the Board of Directors, provided however, that this provision shall be without prejudice to the rights of Pubco’s other common stockholders to designate competing nominees in the manner provided for in Pubco’s governing documents. The Board of Directors shall have no obligation to endorse or support the nominees designated by the Holders if the Board of Directors reasonably determines that declining such endorsement or support would be necessary to comply with its fiduciary duties under Delaware law.

Section 1.3. Transfers. No Holder shall sell, transfer or otherwise dispose of Class B Common Stock, except for transfers (i) pursuant to a Disposition Event (as such term is defined in the certificate of incorporation of Pubco) pursuant to Section 8.02(a) of the Amended and Restated Limited Liability Company Agreement of the Company; (ii) as approved in writing pursuant to Section 8.02(b) of the Amended and Restated Limited Liability Company Agreement of the Company or (iii) to a permitted transferee pursuant to Section 8.02(c) of the Amended and Restated Limited Liability Company Agreement of the Company.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE HOLDERS
Section 2.1. Corporation Authorization. Each Holder that is not a natural person represents and warrants to each of the other Holders and Pubco that such Holder is validly organized and existing under the laws of its state of organization and has all requisite power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby, and that this Agreement constitutes the valid and binding agreement of such Holder.
Section 2.2. Non-Contravention. Each Holder represents and warrants to each of the other Holders and Pubco that the execution, delivery and performance by such Holder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Holder is not a natural person, contravene or conflict with, or constitute a violation of, any organizational documents of such Holder; (ii) contravene or conflict with, or constitute a violation of, any material applicable law or any material agreement or order binding on such Holder; or (iii) result in the imposition of any Lien (as defined below) on any asset of such Holder.
Section 2.3. Ownership of Shares of Common Stock. Each Holder represents and warrants to each of the other Holders and Pubco that such Holder is the record and beneficial owner of all of the shares of Common Stock owned by them on the date hereof, and that the shares of Common Stock owned by them on the date hereof are owned free of any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever (collectively, “Liens”) and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Common Stock), other than transfer restrictions under applicable securities laws. None of the shares of Common Stock is subject to any voting trust or other agreement or arrangement with respect to the voting of such shares of Common Stock.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PUBCO
Pubco represents and warrants to each Holder that:

Section 3.1. Corporation Authorization. Pubco has been duly incorporated and is validly existing under the laws of its state of incorporation and has all requisite corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Pubco.
Section 3.2. Non-Contravention. The execution, delivery and performance by Pubco of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with, or constitute a violation of, the organizational documents of Pubco; (ii) contravene or conflict with, or constitute a violation of, any material applicable law or any material agreement or order binding on Pubco; or (iii) result in the imposition of any Lien on any asset of Pubco.
ARTICLE 4
MISCELLANEOUS
Section 4.1. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person (as defined below) include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
Section 4.2. Additional Definitions.
(a)    “Board of Directors” means the Board of Directors of Pubco.
(b)    “Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust, estate,

governmental entity or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.
(c)    “Person” means any natural person or Organization.
(d)    “Substantial Ownership Requirement” means the beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by the Holders collectively, of shares of Common Stock representing at least ten percent (10%) of the issued and outstanding shares of Common Stock.
(e)    “Total Assets” of any Person means the consolidated total assets of such Person and its subsidiaries, as determined in accordance with U.S. generally accepted accounting principles, as shown on such Person’s most recent balance sheet.
Section 4.3. Further Assurances. Each party to this Agreement, at any time and from time to time upon the reasonable request of another party to this Agreement, shall promptly execute and deliver, or cause to be executed and delivered, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to confirm or carry out the purposes and intent of this Agreement.
Section 4.4. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 4.5. Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, other than a transfer to (i) in the case of any Holder that is not a natural person, any Person that is an affiliate of such Holder, and (ii) in the case of any Holder that is a natural person, (A) any Person to whom Class B Common Stock are Transferred from such Holder (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind; provided that, in the case of clause (2), such transferee is the spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Holder, (B) a trust that is for the exclusive benefit of such Holder or its permitted transferees under (A) above or (C) any institution qualified as tax-exempt under Section 501(c)(3) of the Code.
Section 4.6. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 4.7. Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the

State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
Section 4.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 4.10. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart pages or in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.
Section 4.11. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understanding, both oral and written, among the parties hereto with respect to the subject matter hereof
Section 4.12. Amendments; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.
Section 4.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.
Section 4.14. IPO Closing; Termination. This Agreement will automatically terminate and be of no force and effect if the closing of the IPO does not occur on or before May 1, 2018. This agreement will automatically terminate and be of no force and effect when the Substantial Ownership Requirement is no longer met.
[Signature pages follow.]

WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Stockholders Agreement as of the date set forth below.

/s/ Mark E. Jones Name: Mark E. Jones Date: July 8, 2026	/s/ Robyn Jones Name: Robyn Jones Date: July 8, 2026
The Mark and Robyn Jones Descendants Trust 2014 /s/ Mark E. Jones Name: Mark E. Jones Title: Trustee Date: July 8, 2026	The Lanni Elaine Romney Family Trust 2014 /s/ Mark E. Jones Name: Mark E. Jones Title: Trustee Date: July 8, 2026
The Lindy Jean Langston Family Trust 2014 /s/ Mark E. Jones Name: Mark E. Jones Title: Trustee Date: July 8, 2026	The Camille LaVaun Peterson Family Trust 2014 /s/ Mark E. Jones Name: Mark E. Jones Title: Trustee Date: July 8, 2026
The Desiree Robyn Coleman Family Trust 2014 /s/ Mark E. Jones Name: Mark E. Jones Title: Trustee Date: July 8, 2026	The Adrienne Morgan Jones Family Trust 2014 /s/ Mark E. Jones Name: Mark E. Jones Title: Trustee Date: July 8, 2026
The Mark Evan Jones, Jr. Family Trust 2014 /s/ Mark E. Jones Name: Mark E. Jones Title: Trustee Date: July 8, 2026 /s/ Serena Jones Name: Serena Jones Date: July 8, 2026
/s/ Lanni Romney Name: Lanni Romney Date: July 8, 2026	/s/ Lindy Langston Name: Lindy Langston Date: July 8, 2026
[Signature page to Amended & Restated Stockholder Agreement]

/s/ Camille Peterson Name: Camille Peterson Date: July 8, 2026	/s/ Desiree Coleman Name: Desiree Coleman Date: July 8, 2026
/s/ Adrienne (Jones) Kebodeaux Name: Adrienne (Jones) Kebodeaux Date: July 8, 2026	/s/ Mark E. Jones, Jr. Name: Mark E. Jones, Jr. Date: July 8, 2026

Texas Wasatch Insurance Partners, L.P.

By: Texas Wasatch Insurance Holdings Group, LLC, its General Partner

/s/ Mark E. Jones
Name: Mark E. Jones
Title: Authorized Signatory, Texas Wasatch Insurance Holdings Group, LLC
Date: July 8, 2026

Goosehead Insurance, Inc.

/s/ Mark K. Miller
Name: Mark K. Miller
Title: Chief Executive Officer
Date: July 8, 2026

[Signature page to Amended & Restated Stockholder Agreement]